Exhibit 99.1

FOR IMMEDIATE RELEASE March 30, 2011
Fornix Shareholders Approve the Sale of Laprolan B.V. to Rochester Medical Corporation
Stewartville, MN March 30, 2011
Rochester Medical Corporation (NASDAQ:ROCM) announced that the shareholders of Fornix BioSciences N.V. today approved the previously announced sale of Laprolan B.V., its Medical Supplies Division and wholly owned subsidiary, to Rochester Medical Corporation.
Rochester Medical expects the transaction to close in the near term and, under the terms of the Share Purchase Agreement between Rochester Medical and Fornix, be deemed retroactive to January 1, 2011. For more information regarding this transaction please refer to the Company’s January 12, 2011 press release.
This press release contains “forward-looking statements” with the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the expected completion of the acquisition of Laprolan. Such statements are based on currently available information, operating plans and management’s expectations about future events and trends. Such statements inherently involve significant risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements, including the risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2010. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Rochester Medical Corporation develops, manufactures, and markets latex-free disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.
For further information, please contact Anthony J. Conway, President and Chief Executive Officer or David A. Jonas, Chief Financial Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.